VAT 3

REPUBLIC OF TRINIDAD AND TOBAGO

VALUE ADDED TAX
CERTIFICATE OF REGISTRATION

VAT Reg. No.

This is to certify that

CHINESE MANUFACTURERS ONLINE (CARIBBEAN) LTD.
EAST GATE ON THE GREEN AT
MILLENNIUM LAKES
20-21 COLLEGE ROAD
TRINCITY

126251

has been registered under the provisions of the
VALUE ADDED TAX ACT 1989, with effect from

16-MAY-2008

Trading as: CHINESE MANUFACTURERS ONLINE
(CARIBBEAN) LTD.

COMMISSIONER
Board of Inland Revenue